As filed with the Securities and Exchange Commission on January 13, 2012

1940 Act No. 811-22547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 2

(Check appropriate box or boxes)
BENNETT GROUP MASTER FUNDS
(Exact Name of Registrant as Specified in Charter)

5335 Wisconsin Avenue NW, Suite 500
Washington, DC 20015
(Address of Principal Executive Offices) (Zip Code)

(866) 286-2268
(Registrant's Telephone Number, including Area Code)

Dawn J. Bennett, 1400 K. Street, NW, Suite 501, Washington DC 20005
(Name and Address of Agent for Service of Process)

With Copies to:

Jonathan M. Kopcsik, Esq. Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103	Murray L. Simpson, Esq. O'Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025

Explanatory Note

This Amendment No. 2 (the “Amendment”) to the Registration Statement of Bennett Group Master Funds (the “Registrant”) on Form N-1A (File No. 811-22547) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”), to amend and supplement Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 5, 2011 under the 1940 Act (Accession No. 0001137439-11-000144) (“Amendment No. 1”), as pertaining to the Part A of the series of the Registrant.  The Part A and the Part B of the series of the Registrant, as filed in Amendment No. 1, are incorporated herein by reference.

The shares of beneficial interest (“shares”) of the series of the Registrant are not registered under the Securities Act of 1933, as amended (the “Securities Act”), because each series of the Registrant issues its shares only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the Securities Act.

Shares of the series of the Registrant may be purchased only by “accredited investors,” as defined in Regulation D under the Securities Act. This Amendment is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the Securities Act.

The unaudited Financial Statements for the semi-annual period ended October 31, 2011 (as filed with the Commission on January 4, 2012 (Accession No. 000119125-12-002081)) contained in the Semi-Annual Report of the Trust, dated October 31, 2011, are incorporated herein by reference.

BENNETT GROUP MASTER FUNDS

Bennett Conservative Series
Bennett Moderate Series
Bennett Growth Series
Bennett Aggressive Growth Fund
(the “Series”)

Supplement to the Series’ Prospectus
dated May 1, 2011

The first paragraph under the “Principal Investment Strategies” section for the Bennett Conservative Series is hereby replaced in its entirety with the following:

The Conservative Series is a fund of funds that principally invests its assets in a diversified group of unaffiliated mutual funds and exchange-traded funds (the “Underlying Funds”).  These Underlying Funds will represent a wide variety of asset classes and will invest across various countries, regions, sectors, industries, and securities. For example, the Underlying Funds in which the Conservative Series may invest will include those that invest in equity securities, convertible securities, fixed income securities (such as corporate and government bonds), natural resources/commodities (such as precious metals and oil), currencies, real estate investment trusts and derivatives (such as futures, options or swap agreements).  These investments may be made in both domestic and foreign markets, including emerging markets.  The Conservative Series may also invest a portion of its assets directly in the same types of investments in which the Underlying Funds invest.  By strategically allocating the Conservative Series’ assets among a number of asset classes and Underlying Funds, the Adviser believes the Conservative Series’ overall risk and volatility may be reduced.

The first paragraph under the “Principal Investment Strategies” section for the Bennett Moderate Series is hereby replaced in its entirety with the following:

The Moderate Series is a fund of funds that principally invests its assets in a diversified group of unaffiliated mutual funds and exchange-traded funds (the “Underlying Funds”). These Underlying Funds will represent a wide variety of asset classes and will invest across various countries, regions, sectors, industries, and securities. For example, the Underlying Funds in which the Moderate Series may invest will include those that invest in equity securities, convertible securities, fixed income securities (such as corporate and government bonds), natural resources/commodities (such as precious metals and oil), currencies, real estate investment trusts and derivatives (such as futures, options or swap agreements). These investments may be made in both domestic and foreign markets, including emerging markets.  The Moderate Series may also invest a portion of its assets directly in the same types of investments in which the Underlying Funds invest.  By strategically allocating the Moderate Series’ assets among a number of asset classes and Underlying Funds, the Adviser believes the Moderate Series’ overall risk and volatility may be reduced.

The first paragraph under the “Principal Investment Strategies” section for the Bennett Growth Series is hereby replaced in its entirety with the following:

The Growth Series is a fund of funds that principally invests its assets in a diversified group of unaffiliated mutual funds and exchange-traded funds (the “Underlying Funds”). These Underlying Funds will represent a wide variety of asset classes and will invest across various countries, regions, sectors, industries, and securities. For example, the Underlying Funds in which the Growth Series may invest will include those that invest in equity securities, convertible securities, fixed income securities (such as corporate and government bonds), natural resources/commodities (such as precious metals and oil), currencies, real estate investment trusts and derivatives (such as futures, options or swap agreements). These investments may be made in both domestic and foreign markets, including emerging markets.  The Growth Series may also invest a portion of its assets directly in the same types of investments in which the Underlying Funds invest.  By strategically allocating the Growth Series’ assets among a number of asset classes and Underlying Funds, the Adviser believes the Growth Series’ overall risk and volatility may be reduced.

The first paragraph under the “Principal Investment Strategies” section for the Bennett Aggressive Growth Series is hereby replaced in its entirety with the following:

The Aggressive Growth Series is a fund of funds that principally invests its assets in a diversified group of unaffiliated mutual funds and exchange-traded funds (the “Underlying Funds”).  These Underlying Funds will represent a wide variety of asset classes and will invest across various countries, regions, sectors, industries, and securities.  For example, the Underlying Funds in which the Aggressive Growth Series may invest will include those that invest in equity securities, convertible securities, fixed income securities (such as corporate and government bonds), natural resources/commodities (such as precious metals and oil), currencies, real estate investment trusts and derivatives (such as futures, options or swap agreements).  These investments may be made in both domestic and foreign markets, including emerging markets.  The Aggressive Growth Series may also invest a portion of its assets directly in the same types of investments in which the Underlying Funds invest.  By strategically allocating the Aggressive Growth Series’ assets among a number of asset classes and Underlying Funds, the Adviser believes the Aggressive Growth Series’ overall risk and volatility may be reduced.

Please keep this Supplement for future reference.

This Supplement is dated January 13, 2012.

BENNETT GROUP MASTER FUNDS

PART C

OTHER INFORMATION

ITEM 28.                      EXHIBITS

(a)           Articles of Incorporation.

(1)
Registrant’s Agreement and Declaration of Trust, dated as of September 15, 2010, is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(2)
Registrant’s Certificate of Trust, as filed with the State of Delaware on September 15, 2010, is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(A)
Certificate of Amendment to Registrant’s Certificate of Trust, as filed with the State of Delaware on December 6, 2010, incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(b)	By-Laws.

(1)	Registrant’s Amended and Restated By-laws, effective as of February 17, 2011, incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(c)           Instruments Defining Rights of Security Holders.

See Article III, “Shares,” and Article V, “Shareholders’ Voting Powers and Meetings,” of the Registrant’s Agreement and Declaration of Trust, is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

See also, Article II, “Meetings of Shareholders,” and Article VII, “General Matters,” of the Registrant’s By-laws, is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(d)           Investment Advisory Contracts.

(1)
Investment Advisory Agreement between the Registrant and Bennett Group Financial Services, LLC incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(2)
Form of Fee Waiver and Expense Assumption Agreement between Bennett Group of Funds, Bennett Group Master Funds and Bennett Group Financial Services, LLC incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(e)	Underwriting Contracts.

                                              Not Applicable.

(f)	Bonus or Profit Sharing Contracts.

                                              Not Applicable.

(g)	Custodian Agreements.

(1)	Custody Agreement between the Registrant and The Bank of New York Mellon, is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(h)	Other Material Contracts.

(1)           Administration and Accounting Services Agreement between the registrant and BNY Mellon Investment Servicing (US) Inc. to be filed by amendment.

(2)           Transfer Agency Services Agreement between the Registrant and BNY Mellon Investment Servicing (US) Inc. to be filed by amendment.

(i)	Legal Opinion.

                                              Not Applicable.

(j)	Other Opinions.

                                              Not Applicable.

(k)	Omitted Financial Statements.

                                              Not Applicable.

(l)           Initial Capital Agreements.

                                              Not Applicable

(m)	Rule 12b-1 Plan.

                                              Not Applicable

(n)	Rule 18f-3 Plan.

                                              Not Applicable

(o)	Powers-of-Attorney (February 2011) is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

(p)	Codes of Ethics.

(1)
Joint Code of Ethics for Registrant, Bennett Group Master Funds and Bennett Group Financial Services, LLC is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-1A filed on April 8, 2011.

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT

None.

ITEM 30.	INDEMNIFICATION

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, Section 3817 of the DSTA permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever.  Section 3803 of the DSTA protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

(a)           Indemnification of the Trustees and officers of the Registrant is provided for in Article VII of the Registrant’s Agreement and Declaration of Trust dated September 15, 2010;

(b)           Investment Advisory Agreement between the Registrant and Bennett Group Financial Services, LLC, as provided for in Section 7 of the Agreement; and

(c)           Indemnification of the Registrant is provided for in Article VIII of the Custody Agreement between the Registrant and The Bank of New York Mellon.

ITEM 31.               BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT MANAGER

Bennett Group Financial Services, LLC, a Delaware limited liability company, is a federally registered investment adviser.  Bennett Group Financial Services, LLC, is primarily engaged in providing investment management services.  Additional information regarding Bennett Group Financial Services, LLC, and information as to the officers and directors of Bennett Group Financial Services, LLC, is included in its Form ADV, as filed with the U.S. Securities and Exchange Commission (“SEC”) (SEC file number 801-68729  and CRD number 145989) and is incorporated herein by reference.

ITEM 32.	PRINCIPAL UNDERWRITER

Not applicable.

ITEM 33.	LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) [15 U.S.C. 80a-3-(a)] and rules under that section, are maintained by BNY Mellon Investment Services and The Bank of New York Mellon, with the exception of those maintained by the Registrant's investment adviser, Bennett Group Financial Services, LLC, 1400 K Street, NW, Suite 501, Washington, DC 20005.

BNY Mellon Investment Services and The Bank of New York Mellon provide general administrative, accounting, portfolio valuation, and custodian services, respectively, to the Registrant, including the coordination and monitoring of any third-party service providers and maintain all such records relating to these services.

ITEM 34.	MANAGEMENT SERVICES

There are no management-related service contracts not discussed in Part A or Part B.

ITEM 35.	UNDERTAKINGS

Each Cayman Subsidiary should designate the Adviser as agent in the U.S. for service of process in any suit, action, or proceeding before the Commission, or any court and consents to the jurisdiction of the U.S. Courts and the Commission over it.

Each Cayman Subsidiary will maintain a set of its books and records at an office located within the U.S., and the Commission and its staff will have access to the books and records consistent with the requirements of Section 31 of the 1940 Act and the rules thereunder.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Washington, DC on the 13th day of January, 2012.

BENNETT GROUP MASTER FUNDS

By: /s/ Dawn J. Bennett
Dawn J. Bennett
President

EXHIBIT INDEX

EXHIBITS	EXHIBIT NO.
None.